EXHIBIT 99.1

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Investor Relations Contact:                          Company Contact:
John Nesbett                                         Richard Thompson
Lippert/Heilshorn & Associates                       Chief Financial Officer
(212) 838-3777                                       (561) 451-1000

                   COMPUTER PRODUCTS' SHAREHOLDERS APPROVE
                       NAME CHANGE TO ARTESYN TECHNOLOGIES

BOCA RATON, FL - MAY 6, 1998 - COMPUTER PRODUCTS, INC. (NASDAQ NM: CPRD) today announced that its shareholders have voted to change the Company's corporate name to Artesyn Technologies, Inc. effective immediately. The Company will begin trading under the new Nasdaq National Market Symbol ATSN at the commencement of trading on Thursday, May 7, 1998.

The new name reflects the merger of Computer Products (Nasdaq NM: CPRD) and Zytec Corporation which was approved by shareholders on December 29, 1997. The merger doubled the Company's revenues and created one of the largest worldwide suppliers of power solutions to the communications market. At the time of the merger, Computer Products began doing business as Artesyn Technologies pending shareholder approval to change the Company's corporate name.

"The name Artesyn is the combination of two words that speak of our heritage and our future," CEO Joseph M. O'Donnell explained. "Artisan because we are known for creative solutions and meticulous attention to detail and quality, and synthesis because of the combined companies' enhanced ability to work even closer with our customers and effectively integrate our capabilities into their organizations."

Artesyn Technologies brings to its customers a broad spectrum of products and services, combining Computer Products' 1200-plus standard products with Zytec's capabilities as a leading supplier of custom power products. The Company has one of the largest engineering departments in the industry and a global presence with manufacturing operations in eight countries on three continents.

This release may contain certain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by the Company with the SEC, specifically the most recent reports on Form S-4, Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including, but not limited to, integration of operations and technology, failure to achieve beneficial synergies, variances between actual and estimated costs and expenses related to the merger, market acceptance of existing and new products of the combined company, the potential for fluctuations in operating results, and the volatility of the trading price of the Company's stock.

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla., is a leading provider of power conversion equipment, real-time systems and logistics management for the communications industry. For more information about Artesyn Technologies, Inc. and its products, please visit the Company's web site at http://www.artesyn.com.

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